UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 27, 2015

MICHAEL KORS HOLDINGS LIMITED
(Exact name of registrant as specified in its charter)

British Virgin Islands	001-35368	Not applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

33 Kingsway
London, United Kingdom
WC2B 6UF
 (Address of principal executive offices)

44 207 632 8600
  (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On August 27, 2015, Cathy Marie Robinson withdrew her resignation as an executive officer of Michael Kors Holdings Limited (the “Company”), which was previously disclosed in the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 11, 2015.  Effective August 27, 2015, Ms. Robinson was re-appointed as an executive officer of the Company with the new title of “Senior Vice President of Corporate Strategy and Chief Operations Officer”.

In connection with her promotion, Ms. Robinson will receive a grant of restricted share units valued at approximately $1,500,000 under the Michael Kors Holdings Limited Amended and Restated Omnibus Incentive Plan. The employment agreement, effective as of May 12, 2014, between Ms. Robinson and Michael Kors (USA), Inc., the material terms of which were previously summarized in the Company’s Current Report on Form 8-K filed with the SEC on May 12, 2014, and a copy of which was filed as Exhibit 10.14 to the Company’s Annual Report on Form 10-K filed with the SEC on May 28, 2014, remains in effect without modification.

Ms. Robinson, age 47, has been with the Company since May 2014 as Senior Vice President, Global Operations. Previously from 2012 to 2014, Ms. Robinson was Senior Vice President, Chief Logistics Officer at ToysRUs, and from 2010 to 2012, Ms. Robinson was the Senior Vice President, Supply, Logistics and Customer Experience at The Great Atlantic & Pacific Tea Company (A&P). Prior to that, from 2006 to 2010, she was Senior Vice President, Supply Chain at Smart & Final Stores LLC. Ms. Robinson began her career as a United States Army Logistics Officer and also held various logistics and operations positions at Wal-Mart Stores, Inc.

There are no family relationships between Ms. Robinson and any of the Company’s executive officers or directors.  Except for the employment agreement referred to herein and any compensation provided to her thereunder, Ms. Robinson is not a party to any transaction with the Company that might require disclosure under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MICHAEL KORS HOLDINGS LIMITED

Date: September 1, 2015	By:	/s/ Joseph B. Parsons
		Name:	Joseph B. Parsons
		Title:	Executive Vice President, Chief Financial Officer, Chief Operating Officer & Treasurer